                                                               Exhibit 99.26(n)

         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of
Minnesota Life Insurance Company and
Policy Owners of Minnesota Life Individual Variable Universal Life Account:

We consent to the use of our report dated March   , 2015, with respect to the
consolidated financial statements and supplementary schedules of Minnesota Life
Insurance Company and subsidiaries and our report dated March   , 2015 on the
financial statements of Minnesota Life Individual Variable Universal Life Account included herein and to the reference to our firm as experts under the heading "Experts" in Part B of the Registration Statement.

                                                (signed) KPMG LLP

Minneapolis, Minnesota
April   , 2015